Exhibit 99.1

Technical Communications Corporation Reports Second Fiscal Quarter 2013 Results; Announces $3.6 Million Contract

CONCORD, Mass.--(BUSINESS WIRE)--May 6, 2013--Technical Communications Corporation (NasdaqCM: TCCO) today announced its results for the three and six months ended March 30, 2013. For the second quarter of the Company’s 2013 fiscal year, the Company reported a net loss of ($328,000), or ($0.18) per share, on revenue of $546,000, compared to a net loss of ($366,000), or ($0.20) per share, on revenue of $1,617,000 for the quarter ended March 24, 2012. For the six months ended March 30, 2013, the Company reported a net loss of ($638,000), or ($0.35) per share, on revenue of $2,142,000, compared to net income of $563,000, or $0.31 per share, on revenue of $6,057,000 for the six months ended March 24, 2012.

Commenting on corporate performance, Carl H. Guild, Jr., President and Chief Executive Officer of TCC, said, “Our results are consistent with previously announced expectations of slower growth related to the delay of certain expected contracts. Although we do see some improvement in securing new business, some contract delays are still expected. With the substantial completion of certain product development efforts, we have increased our emphasis on marketing and have received positive responses. We expect to see increased field demonstrations and operational testing of our new radio and network security products during the remainder of 2013 and throughout the following year.”

Contract Award

Mr. Guild added, “Additionally, we are pleased to announce that on May 4, 2013, we received a $3.6 million foreign military sales (FMS) contract from the U.S. Army Communications and Electronics Command (CECOM) to upgrade the DSD 72A-SP military bulk encryption system currently in use securing strategic-level, military communications for the Government of Egypt.

Under this contract, TCC will provide upgrade kits which enable the DSD 72A-SP to function with next-generation radios. The upgrade also enables the 72A Crypto Management System to communicate via an Ethernet IP link. TCC will also provide test equipment and training services both at TCC’s facility in Concord, MA as well as in-country. Delivery of the equipment is expected to be completed by the end of this fiscal year. Future follow-on sales are expected as this customer proceeds to upgrade the balance of its network. These feature and performance upgrades are expected to expand the capability of the DSD 72A-SP encryption system and are available to all new and existing customers.”

About Technical Communications Corporation

For over 50 years, TCC has specialized in superior-grade secure communications systems and customized solutions, supporting our CipherONE® best-in-class criteria, to protect highly sensitive voice, data and video transmitted over a wide range of networks. Government entities, military agencies and corporate enterprises in 115 countries rely on TCC's proven security to protect their communications. Learn more: www.tccsecure.com.

Statements made in this press release, including any discussion of our anticipated operating results, financial condition and earnings, including statements about the Company's ability to achieve and sustain growth and profitability and expand product lines and market share, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, identified by the use of such terms as "anticipates," "believes," "expects," "may," "plans" and "estimates," among others, involve known and unknown risks. The Company's results may differ significantly from the results expressed or implied by such forward-looking statements. The Company's results may be affected by many factors, including but not limited to future changes in export laws or regulations, changes in technology, the effect of foreign political unrest, the ability to hire, retain and motivate technical, management and sales personnel, the risks associated with the technical feasibility and market acceptance of new products, changes in telecommunications protocols, the effects of changing costs, exchange rates and interest rates, and the Company's ability to secure adequate capital resources. These and other risks are detailed from time to time in the Company's filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended December 29, 2012 and the Company's Annual Report on Form 10-K for the fiscal year ended September 29, 2012.

Technical Communications Corporation

Condensed consolidated income statements

	Quarter Ended (Unaudited)
	03/30/2013	03/24/2012
Net sales	$ 546,000	$ 1,617,000
Gross profit	489,000	1,334,000
S, G & A expense	693,000	749,000
Product development costs	789,000	878,000
Operating loss	(993,000)	(293,000)
Income tax (benefit) expense	(656,000)	76,000
Net (loss) income	(328,000)	(366,000)
Net (loss) income per share:
Basic	$ (0.18)	$ (0.20)
Diluted	$ (0.18)	$ (0.20)

	Six Months Ended (Unaudited)

	03/30/2013	03/24/2012
Net sales	$ 2,142,000	$ 6,057,000
Gross profit	1,591,000	4,639,000
S, G & A expense	1,471,000	1,737,000
Product development costs	1,645,000	1,949,000
Operating (loss) income	(1,524,000)	953,000
Income tax (benefit) expense	(870,000)	393,000
Net (loss) income	(638,000)	563,000
Net (loss) income per share:
Basic	$ (0.35)	$ 0.31
Diluted	$ (0.35)	$ 0.30

Condensed consolidated balance sheets

	03/30/2013 (Unaudited)	09/29/2012 (derived from audited financial statements)
Cash and marketable securities	$ 5,945,000	$ 6,725,000
Accounts receivable, net	840,000	1,381,000
Inventory	2,573,000	2,633,000
Deferred & refundable income taxes	1,992,000	1,477,000
Other current assets	287,000	171,000
Total current assets	11,637,000	12,387,000
Property and equipment, net	401,000	453,000
Total assets	$ 12,038,000	$ 12,840,000

Accounts payable	142,000	167,000
Accrued expenses and other current liabilities	460,000	546,000
Total current liabilities	602,000	713,000
Total stockholders’ equity	11,436,000	12,127,000
Total liabilities and stockholders’ equity	$ 12,038,000	$ 12,840,000

CONTACT:
Technical Communications Corporation
Michael P. Malone, 978-287-5100
Chief Financial Officer
www.tccsecure.com